UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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VAXART, INC.

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Vaxart Urges Shareholders to Vote “FOR” ALL Six of the Company’s Highly Qualified Director Nominees on the WHITE Proxy Card TODAY

Mails Letter to Shareholders Detailing Strength of the Board’s Nominees and Momentum in Advancing Vaxart’s Value Creation Strategy

Reinforces that the Dissident’s Nominees Have No Relevant Biotechnology or Public Company Leadership Experience and Their Appointment to the Board Would Be Value Destructive

Visit Vote.Vaxart.com for Additional Information and Voting Resources

SOUTH SAN FRANCISCO, Calif., June 08, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform, today mailed a letter to shareholders urging them to vote “FOR” ALL six of the company’s highly qualified director nominees on the WHITE proxy card in connection with its upcoming Annual Meeting of Stockholders scheduled to be held on July 16, 2026.

The full text of the letter is as follows:

Dear Fellow Vaxart Shareholders:

You have an important choice to make about the future of your investment in Vaxart ahead of the 2026 Annual Meeting of Stockholders. As you determine which directors should serve on Vaxart’s Board, consider:

✓	The Company’s WHITE proxy card presents a slate of six director nominees with the relevant experience and expertise to oversee the successful execution of the Company’s strategy. Two of the directors joined the Board within the last year, and the average tenure of all the nominees is 2.3 years.

×	A gold proxy card, on the other hand, is being issued by three shareholders who are nominating themselves to replace half of the Company’s Board despite a clear lack of credentials. None of them has experience leading a public company or a clinical-stage biotechnology company, and none of them has experience advancing vaccine programs through regulatory pathways.

We strongly urge you to vote “FOR” ALL 6 of Vaxart’s director nominees – Dr. James B. Breitmeyer, Kevin P. Finney, Dr. Elaine J. Heron, Steven Lo, W. Mark Watson and Dr. David Wheadon – on the WHITE proxy card ahead of our July 16th Annual Meeting. We believe replacing any of Vaxart’s directors would jeopardize the execution of the Company's strategy at a critical stage of development.

Vaxart Is Executing On A Deliberate, Milestone-Driven Plan With Urgency

Vaxart is doing the work required to test, strengthen and validate our oral vaccine platform where the patient impact and commercial opportunity is the greatest:

●	We are executing our BARDA-funded Phase 2b COVID-19 trial that directly compares Vaxart’s oral pill vaccine candidate against an approved mRNA injectable, providing meaningful evidence of the platform’s potential. This program is the lead candidate for validating the mucosal immunity advantages of the VAAST oral pill platform.

o	For the Sentinel Cohort of approximately 400 participants, we are working toward topline 12-month safety and immunogenicity data in the near term.

o	For the Main Cohort, a double-blinded study of approximately 5,000 participants, we are working toward a full efficacy and safety readout in the mid term.

o	With positive Phase 2b results, our strategic partner Dynavax has the option to further develop and commercialize this asset.

●	We are advancing our norovirus program, building on prior Phase 2 challenge data that demonstrated the potential to reduce infection, illness and viral shedding. We believe these results support continued development of candidates designed to address both current and emerging strains.

o	We are currently evaluating the cross-reactivity of our second-generation bivalent candidate, which has demonstrated significantly higher antibody responses compared to first-generation constructs.

o	We are working to initiate a Phase 2b safety and immunogenicity study in the near term, subject to securing additional partnership or external funding.

●	We are developing our seasonal and avian influenza programs that serve as important proof points for our platform’s ability to compete with market-leading injectables.

●	We are pursuing a disciplined development strategy that prioritizes programs with the strongest scientific rationale, commercial potential and funding pathways and are actively evaluating funding pathways to accelerate advancement of these programs.

●	We have strengthened our financial position and preserved flexibility, including realizing the upfront payment through the Dynavax partnership, which extended the Company’s cash runway into the second quarter of 2027.

o	Vaxart has implemented a multi-pronged approach to preserve capital and ensure it can reach upcoming clinical inflection points.

o	In April 2026, we entered into a $25 million share purchase agreement with Lincoln Park Capital, which provides flexible financing that may be utilized if additional capital is needed.

o	To protect our runway, we implemented a 21% workforce reduction in 2025 and completed the relocation of our corporate headquarters to reduce fixed overhead.

Translating Vaxart’s differentiated platform and potential into long-term value requires disciplined clinical execution, prudent capital allocation, and deep regulatory and partnership expertise. This expertise is particularly important in an industry where success depends on both leadership decisions and the capability of the Board and management to steer the company through all stages of vaccine development, including trial enrollment and patient observation periods, data analysis, and regulatory and partner review processes. Effective oversight requires balancing urgency and rigor necessary to maximize the likelihood of success. Our Board is fully focused on achieving that goal.

The Dissident Shareholder Group Is Seeking To Eliminate Significant Experience from the Boardroom

The dissident shareholders who are nominating themselves for election have backgrounds principally in insurance, medical practice, and small business operations. None has served as a director or senior executive of a public company or a clinical-stage vaccine company, overseen the development of vaccine candidates through late-stage clinical trials, or led the regulatory and strategic partnerships necessary to bring innovative vaccines to market.

At this important stage in Vaxart's development, we believe shareholders are best served by directors with substantial experience in biotechnology, vaccine development, clinical trials, regulatory affairs and public company governance.

The Company’s director nominees all provide expertise that is essential to overseeing Vaxart. If the dissident shareholder group is successful, they would eliminate significant and relevant expertise brought by these current directors at a critical time for the Company.

●	Steven Lo became Chief Executive Officer a little more than two years ago and has led several important initiatives to strengthen the Company and position it for long-term success.

✓	Following BARDA’s two stop-work orders in 2025 that adversely impacted vaccine programs for Vaxart and many other companies, Mr. Lo helped secure the continuation of BARDA funding for Vaxart’s lead COVID-19 program.

✓	Mr. Lo led the negotiation of our strategic partnership with Dynavax (now part of Sanofi), extending the Company’s cash runway into the second quarter of 2027.

✓	Mr. Lo implemented initiatives to reduce fixed overhead expenses, improving the Company's operating efficiency and lowering its future cost structure.

✓	Mr. Lo helped negotiate a $25 million share purchase agreement, providing a flexible tool to strengthen its balance sheet if needed.

✓	Mr. Lo’s interests are closely aligned with those of shareholders. More than 60% of his compensation is delivered through equity incentives with multi-year vesting requirements, and approximately one-third of his target direct compensation can only be realized if shareholders benefit from stock price appreciation. In addition, Mr. Lo has never sold a single share of Company stock.[1]

●	Dr. Elaine J. Heron is an established biotechnology executive with primary expertise across life sciences, drug development, rare diseases, public company governance, and M&A.

✓	Dr. Heron served as CEO and Chair of the Board of Amplyx Pharmaceuticals, Inc., an antifungal development company which was acquired by Pfizer (NYSE: PFE).

✓	Previously Dr. Heron served as CEO and Chair of the Board of Labcyte, Inc., a life sciences technology company whose innovative liquid-handling platform became widely used in pharmaceutical research and development and was subsequently acquired by Danaher Corporation (NYSE: DHR).

✓	Dr. Heron served as Vice President and General Manager of Applera’s Molecular Biology division, a $1 billion annual revenue business now part of Thermo Fisher Scientific (NYSE: TMO), where she helped develop the DNA sequencer used in the Human Genome Project and pioneer real-time PCR systems that have become the gold standard for gene expression analysis.

[1]	Excludes automatic tax withholding transactions associated with vested stock awards.

✓	Dr. Heron served on the Board of BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) from 2002 to 2025, during which it grew into a leading rare disease biotechnology company with annual revenue of approximately $2.8 billion and commercial operations spanning more than 80 countries.

✓	Dr. Heron currently serves on the board of Pavella Therapeutics, Inc. (NASDAQ: PVLA), a clinical-stage biotechnology company developing drugs for serious rare skin diseases that completed its IPO in late 2024 and has since achieved a market capitalization of $1.6 billion.

✓	Dr. Heron holds a B.S. in Chemistry and a Ph.D. in Analytical Biochemistry from Purdue University and an MBA from Pepperdine University.

●	Dr. David Wheadon brings nearly three decades of experience in clinical development, regulatory affairs and pharmaceutical innovation, with deep expertise in the processes that determine whether new therapies ultimately reach patients.

✓	Dr. Wheadon served as Senior Vice President, Global Regulatory Affairs, Patient Safety and Quality Assurance for AstraZeneca Pharmaceuticals (NYSE: AZN), where he led the market access strategy for the company’s innovative product portfolio and oversaw late-stage development through regulatory approvals.

✓	As Senior Vice President, Scientific & Regulatory Affairs at Pharmaceutical Research and Manufacturers of America (“PhRMA”) and member of the Management Committee, Dr. Wheadon led industry-wide advocacy and engaged extensively with U.S. public health agencies, gaining a deep understanding of drug development standards and approval pathways.

✓	Dr. Wheadon began his career as a clinical research physician in neuroscience at Eli Lilly and Company (NYSE: LLY), developing foundational expertise in clinical development and the end-to-end innovation process from early-stage research through patient-focused evaluations.

✓	Dr. Wheadon has significant public company board experience, including serving as a Director of Karuna Therapeutics, Inc. (formerly NASDAQ: KRTX) where he helped guide the company through its approximately $14 billion acquisition by Bristol Myers Squibb (NYSE: BMY).

✓	Dr. David Wheadon has an A.B. in Biology from Harvard University and an M.D. from Johns Hopkins University School of Medicine. He completed his residency in psychiatry at the Tufts-New England Medical Center.

The Dissident Shareholder Nominees Are Ill-Equipped To Oversee a Public Biotechnology Company

Seeking change for its own sake is not a strategy. Daniel Houle has acknowledged that he and his fellow nominees do not have the experience that the biotechnology executives currently serving on Vaxart's Board possess. Rather, they are seeking Board seats to learn more about the Company's operations with the hope of identifying a magic bullet that will accelerate Vaxart’s trajectory.

But serving on the Board of a clinical-stage biotechnology company requires more than curiosity. It requires the judgment necessary to evaluate clinical, regulatory, financial and strategic matters, discharge fiduciary obligations to all shareholders and provide effective oversight of management.

Time is of the essence for Vaxart. The Company is executing important clinical programs, pursuing partnership opportunities and working to validate its oral vaccine platform. Success requires continuity, discipline and experienced oversight. Potential partners and investors in the Company will care about who is serving on the Board after the Annual Meeting.

PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TODAY

Vaxart is executing against a clear, milestone-driven strategy and moving with urgency. We are advancing important clinical programs, strengthening our financial position, pursuing strategic opportunities and working to unlock the full potential of our differentiated oral vaccine platform and innovative scientific advancements.

Your Board has responded to shareholder feedback and assembled the expertise of six highly qualified directors who are integral to the clinical, regulatory, financial and strategic decisions that will shape Vaxart's future. The progress Vaxart is making today reflects that. Replacing ANY of our directors at this moment, particularly with nominees who have no relevant experience, risks disruption at a pivotal time for our Company.

Your vote is extremely important no matter how many shares you own. We urge you to cast your vote “FOR” ALL 6 of the Company’s highly qualified director nominees today by marking, signing, dating, and returning the enclosed WHITE proxy card or voting instruction form by mail in the postage-paid envelope provided, or by voting online following instructions on your WHITE proxy card or voting instruction form.

Thank you for your continued support.

Sincerely,

The Vaxart Board of Directors

Vote “FOR” ALL 6 of Vaxart’s highly qualified director nominees on the WHITE proxy card TODAY!

If you have questions or require assistance with voting your shares, please call Vaxart’s proxy solicitor:

Campaign Management, LLC

Toll-Free: +1 (855) 264-1527

Additional shareholder resources and voting information can be found at Vote.Vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this communication regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart’s expectations with respect to the effectiveness of its product candidates; expectations regarding collaborations, including the collaboration with Dynavax; expectations regarding the pursuit of strategic partnerships and external funding opportunities for Vaxart’s programs; expectations regarding government funding; and expectations regarding Vaxart’s capital resources and funded runway. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, including amendments thereto, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart has filed a definitive proxy statement and form of white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Stockholders are able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Investor Contact

Michael Fein

Campaign Management

(855) 264-1527

Media Contact

Aaron Palash / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449